EXHIBIT 99.1

PRESS RELEASE
Contact:	William W. Moreton
Chief Financial Officer
Phone:	(314) 633-7123

Panera Bread Announces Executive Change

St. Louis, MO, January 29, 2003 — Panera Bread Company (Nasdaq:PNRA) today announced that William W. Moreton, executive vice president and chief financial and administrative officer, has decided to leave the company effective March 31, 2003. Moreton originally joined the Company in October 1998.

Moreton commented, “This has been one of the most difficult decisions that I have ever had to make. I have greatly enjoyed working at Panera and am very proud of what we have been able to accomplish as a team over the last four years. Our success has given me the ability to focus on my family. As a result, I have made the decision to leave full-time employment with Panera on March 31. I believe that Panera is already one of the best concepts in the industry and I have no doubt that Panera Bread will take its place as one of the premier companies in the country in the coming years.”

Ron Shaich, chairman and chief executive officer said, “We greatly appreciate the contributions that Bill has made to Panera. He has made a significant difference in helping Panera Bread become the leader in the specialty food/bakery-cafe segment. While I am saddened from a personal and a professional perspective that Bill will be leaving us, I am confident that we are taking the necessary steps for a successful transition. We are presently beginning a search for his replacement. In addition, we are fortunate to have in place a very strong senior management team with significant depth. As we search for a new executive vice president and chief financial and administrative officer, Mark Hood, our senior vice president of finance and administration (formerly chief financial officer of Saks Fifth Avenue), I, and several of our other senior executives will be responsible for Bill’s previous duties. Thus, I am highly confident we will not miss a beat as we move forward in achieving our goals for 2003 and beyond.”

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company’s website, www.panerabread.com.